UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 10, 2021

Offerpad Solutions Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39641	85-2800538
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2150 E. Germann Road, Suite 1

Chandler, Arizona 85286

(Address of principal executive offices) (Zip Code)

(844) 388-4539

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, $0.0001 par value per share	OPAD	The New York Stock Exchange
Warrants to purchase Class A common stock, at an exercise price of $11.50 per share	OPADWS	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On September 10, 2021, Offerpad SPE Borrower A, LLC (“SPE”), a wholly owned indirect subsidiary of Offerpad Solutions Inc. (“Offerpad”), entered into a Loan and Security Agreement (the “Credit Agreement”), by and among SPE, as initial borrower, JPMorgan Chase Bank, N.A., as lender and administrative agent, each of LL Private Funding Lending Fund II, L.P. and the other lenders party thereto, as lenders, and Wells Fargo Bank National Association, as paying agent and calculation agent. LL Private Funding Lending Fund II, L.P. is affiliated with LL Capital Partners I, L.P. and SIF V, LLC (the “LL Funds”), which together beneficially own over five percent of Offerpad’s Class A Common Stock. Roberto Sella, a director of Offerpad, may be deemed to have voting and dispositive power over the shares of Class A Common Stock held by the LL Funds by virtue of his relationship with the LL Funds.

The Credit Agreement initially provides for (i) a $300.0 million credit facility available over a 24-month term with an accordion feature providing for additional capacity of $100.0 million (the “Credit Facility”), entered into with J.P. Morgan Chase Bank, N.A. and the other Class A Lenders form time to time party thereto (the “Class A Lenders”) and a mezzanine facility of $37.5 million, with an accordion feature providing for additional capacity of $12.5 million (the “Mezzanine Facility” and, together with the Credit Facility, the “Credit Facilities”), entered into with LL Private Funding Lending II, L.P. and the other Class B Lenders from time to time party thereto (the “Class B Lenders” and, together with the Class A Lenders, the “Lenders”). Borrowings accrue interest at a rate equal to one-month LIBOR plus 2.50% per annum for the Credit Facility. Borrowings accrue interest at a rate equal to 13.00% per annum for the Mezzanine Facility.

The Credit Facility and Mezzanine Facility borrowings are collateralized by certain real estate inventory funded or reimbursed by the Credit Facility and the Mezzanine Facility. The Lenders have general recourse against SPE and its direct parent, Offerpad SPE Borrower A Holdings, LLC (“SPE Holdco”). SPE Holdco’s direct parent, Offerpad Holdings LLC (“Holdings”), has also provided a standard non-recourse carveout guaranty, pursuant to which the Lenders have legal recourse only against Holdings’ equity interests in SPE Holdco and do not have general recourse against Holdings, with limited exceptions, including for certain of the SPE’s obligations in situations involving “bad acts” by an Offerpad entity and certain other limited circumstances that are generally under Offerpad’s control. When Offerpad resells a home, the proceeds are typically used to reduce the corresponding outstanding balance under its credit facilities.

The Credit Facilities include customary representations and warranties and negative covenants that, among other things, restrict SPE’s ability to incur indebtedness or Offerpad’s ability to enter into certain change of control transactions. They also contain customary events of default that would result in the termination of the commitments under the credit facilities and permit the lenders to accelerate payment on outstanding borrowings. Financed properties are subject to customary eligibility criteria and concentration limits. The terms of these facilities and related financing documents require us to comply with a number of customary financial and other covenants.

The foregoing description of the Credit Agreement is qualified in its entirety by reference to the Credit Agreement, a copy of which is being filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Form 8-K is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1+	Loan and Security Agreement, dated September 10, 2021

104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

+

Schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Offerpad Solutions Inc.

Date: September 15, 2021	By:	/s/ Michael Burnett
Michael Burnett
Chief Financial Officer